Exhibit 99.1

PACKETEER®, INC. ANNOUNCES RECORD FIRST QUARTER FINANCIAL RESULTS

CUPERTINO, Calif. — April 17, 2003 - Packeteer®, Inc. (NASDAQ: PKTR), a leading provider of application traffic management systems, today announced record revenues and results of operations for the quarter ended March 31, 2003.

Net revenues for the first quarter 2003 were $16.8 million, compared with $15.6 million for the fourth quarter 2002, an increase of 7%. Net revenues for the first quarter 2002 were $12.2 million. Net income for the first quarter 2003 was $2.1 million or $0.07 per share. This compares to fourth quarter 2002 net income of $1.9 million or $0.06 per share. The first quarter 2002 net income was $114,000 or $0.00 per share.

The balance sheet at the end of Q1 remained strong. Total cash and investments of $68.3 million at March 31, 2003 were $2.8 million higher than the balances of $65.5 million at December 2002. Operating cash flows were $2.4 million, $2.7 million and $321,000 for the first quarter 2003, fourth quarter 2002 and first quarter 2002, respectively. Accounts receivable of $7.7 million at March 31, 2003 represented 41 days sales outstanding compared to 42 days sales outstanding at December 31, 2002. Total inventories of $1.9 million at March 31, 2003 were lower than inventories of $2.3 million at December 31, 2002.

“I am very pleased with our financial performance in the first quarter 2003, as we again delivered record revenues and profits for the third consecutive quarter” stated Dave Côté, President and CEO. “I believe this continued sequential revenue and profit growth is directly linked to the value our application traffic management systems deliver to our customers. This quarter we added to our systems capabilities with the announcement of PacketShaper Xpress™ — a new addition to the Packeteer product family that provides application traffic acceleration which raises the level of control customers have over the performance of their networked applications and associated bandwidth costs. Our goal is to manage the business towards continued revenue and profit growth.”

A Conference Call with company management will be held Thursday, April 17, 2003 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.companyboardroom.com. A replay of the call and management’s accompanying script will be available on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.

About Packeteer
Packeteer (NASDAQ: PKTR) is a leading provider of application traffic management systems designed to enable enterprises to gain visibility and control for networked applications, extend network resources and align application performance with business priorities. For service providers, Packeteer systems provide a platform for delivering application-intelligent network services that control quality of service, expand revenue opportunities and offer compelling differentiation. The Company’s products are sold through more than 100 resellers, distributors and system integrators in more than 50 countries. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the Company’s website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.

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Safe Harbor Clause
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include express or implied statements regarding future revenues and profitability, spending levels by existing and prospective customers, new product development, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 21, 2003, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.

Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.

Investor Contact

David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended
	March 31,

	2003	2002

Net revenues
Product revenues	$14,160	$10,586
Service revenues	2,608	1,655

Total net revenues	16,768	12,241
Cost of revenues
Product costs	2,877	2,401
Service costs	1,012	669

Total cost of revenues	3,889	3,070
Gross profit	12,879	9,171
Operating expenses:
Research and development	2,804	2,751
Sales and marketing	6,521	5,342
General and administrative	1,335	1,030
Stock-based compensation	11	139

Total operating expenses	10,671	9,262

Operating income	2,208	(91)
Other income, net	180	217

Income before income taxes	2,388	126
Provision for income taxes	239	12

Net income	$2,149	$114

Basic and diluted net income per share	$0.07	$0.00

Shares used in computing basic net income per share	30,828	30,002

Shares used in computing diluted net income per share	31,760	30,540

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2003	2002

Assets:
Cash, cash equivalents and investments	$68,268	$65,474
Accounts receivable, net	7,678	7,145
Inventories	1,883	2,291
Prepaids and other assets	1,897	1,975
Property and equipment, net	2,782	3,027

Total assets	$82,508	$79,912

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$7,197	$8,212
Line of credit	—	1,000
Leases and note payable	747	786
Deferred revenue	6,946	5,968
Other long-term liabilities	387	545

Total liabilities	15,277	16,511
Stockholders’ equity	67,231	63,401

Total liabilities and stockholders’ equity	$82,508	$79,912